Exhibit 23.3

Consent of Thomas Dyer, PE

In connection with the Paramount Gold Nevada Corp. Annual Report on Form 10-K (the "Form 10- K"), the undersigned consents to:

i.
the filing of the technical report summary titled "Technical Report Summary for the Sleeper Gold-Silver Project, Humboldt County, Nevada, USA" (the "TRS"), with an effective date of June 30, 2022, as an exhibit to and referenced in the Form 10-K;
ii.
the incorporation by reference of the TRS in the annual report on Form 10-K for Paramount Gold Nevada Corp. for the fiscal year ended June 30, 2022 (the "Form 10-K"), and in the Registration Statements on Form S-3 (333-238803) and Form S-8 (No. 333-205024 and No. 333- 262857) (the "Registration Statements");
iii.
the use of and references to our name in connection with the TRS, Form I 0-K and the Registration Statements; and
iv.
the information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10-K and the Registration Statements.

RESPEC Company, LLC, is responsible for authoring, and this consent pertains to, the following Sections of the TRS: All sections of the report excluding section 1.3 and section 10.0

Dated 13th day of October, 2022

By: Isl RESPEC Company, LLC

Name: Thomas L. Dyer

210 SOUTH ROCK BOULEVARD RENO, NV 89502

775.056.5700

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